Exhibit 4.2

WEATHERFORD INTERNATIONAL, INC.

a Delaware corporation

as Issuer

WEATHERFORD INTERNATIONAL LTD.

a Bermuda exempted company

as Guarantor

WEATHERFORD INTERNATIONAL LTD.,

a Swiss joint-stock corporation

as Guarantor

and

DEUTSCHE BANK TRUST COMPANY AMERICAS,

as Trustee

THIRD SUPPLEMENTAL INDENTURE

Dated as of August 14, 2012

To

INDENTURE

Dated as of June 18, 2007

THIRD SUPPLEMENTAL INDENTURE dated as of August 14, 2012 (this “Supplemental Indenture”), among Weatherford International, Inc., a Delaware corporation (the “Company”), Weatherford International Ltd., a Swiss joint-stock corporation (“Weatherford Switzerland”), Weatherford International Ltd., a Bermuda exempted company (“Weatherford Bermuda” and, together with Weatherford Switzerland, the “Guarantors”), and Deutsche Bank Trust Company Americas, a New York banking corporation, as trustee under the Indenture referred to below (in such capacity, the “Trustee”).

RECITALS OF THE COMPANY

WHEREAS, the Company, Weatherford Bermuda and the Trustee are parties to an Indenture dated as of June 18, 2007 (the “Original Indenture”) (the Original Indenture, as supplemented from time to time, including without limitation pursuant to this Supplemental Indenture, being referred to herein as the “Indenture”); and

WHEREAS, pursuant to Section 9.2 of the Indenture, with the consent of the Holders of not less than a majority in aggregate principal amount of the then Outstanding Securities of all series affected by such supplemental indenture, the Company, when authorized by a Board Resolution, the Guarantors and the Trustee may enter into a supplemental indenture to amend or supplement the Indenture; and

WHEREAS, the Company has solicited the consents of the Holders of the Outstanding Securities with respect to certain amendments to the Indenture in exchange for the payment of a consent fee, as described in a consent solicitation statement dated August 2, 2012, and the holders of a majority in aggregate principal amount of the Outstanding Securities of all series have duly consented to such amendments pursuant to Section 9.2 of the Indenture;

NOW, THEREFORE, in consideration of the premises, agreements and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree, for the equal and proportionate benefit of all Holders of the Outstanding Securities, as follows:

ARTICLE 1

RELATION TO INDENTURE; DEFINITIONS

SECTION 1.01. Relation to Indenture.

With respect to the Outstanding Securities and the Guarantees thereof by the Guarantors, this Supplemental Indenture constitutes an integral part of the Indenture.

SECTION 1.02. Definitions.

For all purposes of this Supplemental Indenture, capitalized terms used herein and not otherwise defined herein shall have the meanings assigned thereto in the Original Indenture, as previously supplemented and amended.

SECTION 1.03. General References.

All references in this Supplemental Indenture to Articles and Sections, unless otherwise specified, refer to the corresponding Articles and Sections of this Supplemental Indenture; and the terms “herein,” “hereof,” “hereunder” and any other word of similar import refers to this Supplemental Indenture.

ARTICLE 2

AMENDMENTS

SECTION 2.01. Amendment to Section 5.1 of the Indenture.

Section 5.1 of the Indenture is hereby amended by adding the following language at the beginning of clause (3) thereof:

“Except with respect to the nonperformance of the covenants set forth in Sections 7.4 and 14.3 prior to March 31, 2013,”

SECTION 2.02. Amendment to Section 7.4 of the Indenture.

Section 7.4 of the Indenture is hereby amended by adding the following sentence at the end of that section:

“Notwithstanding the foregoing provisions of this Section 7.4, the Company shall be exempt from the requirements of clauses (a), (b) and (c) hereof until March 31, 2013.”

SECTION 2.03. Amendment to Section 14.3 of the Indenture.

Section 14.3 of the Indenture is hereby amended by adding the following sentence at the end of that section:

“Notwithstanding the foregoing provisions of this Section 14.3, the Guarantors shall be exempt from the requirements of this Section 14.3 until March 31, 2013.”

ARTICLE 3

MISCELLANEOUS

SECTION 3.01. Certain Trustee Matters.

The recitals contained herein shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness.

The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture or the Outstanding Securities or the proper authorization or the due execution hereof or thereof by the Company.

SECTION 3.02. Continued Effect.

Except as expressly supplemented and amended by this Supplemental Indenture, the Indenture shall continue in full force and effect in accordance with the provisions thereof, and the Indenture, as supplemented and amended hereby and thereby, is in all respects hereby ratified and confirmed. This Supplemental Indenture and all of its provisions shall be deemed a part of the Indenture, as supplemented and amended, in the manner and to the extent herein and therein provided.

SECTION 3.03. Governing Law.

This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.

SECTION 3.04. Counterparts.

This instrument may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

(Signature Pages Follow)

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and delivered, all as of the day and year first above written.

WEATHERFORD INTERNATIONAL, INC. a Delaware corporation as Issuer

By:	/s/ John H. Briscoe
Name:	John H. Briscoe
Title:	Senior Vice President and Chief Financial Officer

WEATHERFORD INTERNATIONAL LTD. a Swiss joint-stock corporation as Guarantor

By:	/s/ John H. Briscoe
Name:	John H. Briscoe
Title:	Senior Vice President and Chief Financial Officer

WEATHERFORD INTERNATIONAL LTD. a Bermuda exempted company as Guarantor

By:	/s/ John H. Briscoe
Name:	John H. Briscoe
Title:	Senior Vice President and Chief Financial Officer

DEUTSCHE BANK TRUST COMPANY AMERICAS By: Deutsche Bank National Trust Company as Trustee

By:	/s/ Irina Golovashchuk
Name:	Irina Golovashchuk
Title:	Vice President

By:	/s/ Jeffrey Schoenfeld
Name:	Jeffrey Schoenfeld
Title:	Associate